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                                                               EXHIBIT (2)(r)(1)

                             THE GERMANY FUND, INC.
                           THE NEW GERMANY FUND, INC.
                     THE CENTRAL EUROPEAN EQUITY FUND, INC.

                    As amended and restated on July 10, 2000

                                 Code of Ethics


1.       Purposes

                  This Code of Ethics has been adopted by the Board of Directors of each Fund in accordance with Rule 17j-1(b) under the U.S. Investment Company Act of 1940 (the "Act"). Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by associated persons of such companies. The purposes of this Code of Ethics is to provide, for Access Persons who are not subject to the codes of ethics of Deutsche Bank Securities Inc. or Deutsche Asset Management International GmbH (the Funds' Manager and Investment Adviser, respectively; collectively referred to as the "Advisers"), regulations and procedures consistent with the Act and Rule 17j-1 designed to give effect to the general prohibitions set forth in Rule 17j-1 as follows:

                  (a) It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the
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         purchase or sale, directly or indirectly, by the person of a Security
         Held or to be Acquired by the Fund:

                           (1) To employ any device, scheme or artifice to defraud the Fund;

                           (2) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

                           (3) To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

                           (4) To engage in any manipulative practice with respect to the Fund.

2.       Definitions

                  (a) "Access Person" means (i) any director, officer or Advisory Person of the Fund; and (ii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

                  (b) "Advisers" mean Deutsche Bank Securities Inc. and Deutsche Asset Management International GmbH.

                  (c) "Adviser's Code of Ethics" means the code of ethics of the applicable Adviser as adopted from time to time by the Board of Directors of a Fund in accordance with the Act and the rules thereunder.

                  (d) "Advisory Person" of the Fund means: (i) any employee of the Fund (or of any company in a Control Relationship with the Fund) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the

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         purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (ii) any natural person in a Control Relationship with the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

                  (e)      "Control" has the same meaning as set forth in
         Section 2(a)(9) of the Act. Under that Section, beneficial ownership of over 25% of the voting securities of a company constitutes Control of that company until such time (if ever) as the U.S. Securities and Exchange Commission conducts an administrative proceeding and issues an order to the contrary.

                  (f) "Control Relationship" means Controlling, Controlled by or under common Control with.

                  (g)      "Covered Security" means a security as defined in
         Section 2(a)(36) of the Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the Act.

                  (h) "Fund" means, as applicable, The Germany Fund, Inc., The New Germany Fund, Inc. and The Central European Equity Fund, Inc.

                  (i) "Initial Public Offering" or "IPO" includes IPOs that do not involve any offer in the United States.

                  (j) "Investment Personnel" of the Fund means: (i) any employee of the Fund (or of any company in a Control Relationship with the Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (ii) any natural person who controls the Fund and who obtains information concerning recommendations made to

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         the Fund regarding the purchase or sale of securities by the Fund.

                  (k) "Limited Offering" means an offering that is exempt from registration under the U.S. Securities Act of 1933 pursuant to
         Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act. A Limited Offering includes a U.S. private placement and a Rule 144A offering.

                  (l) "Personal Account" refers to the following types of accounts that hold Securities: (i) a brokerage or bank account of an individual subject to this Code and Statement; (ii) a brokerage or bank account of such an individual's spouse (other than a legally separated or divorced spouse); or (iii) a brokerage or bank account in which such individual, his/her spouse/domestic partner, minor children or other persons living in their home have a beneficial interest (i.e., share in the profits even if there is no influence on voting or disposition of any securities in the account); and (iv) any other account (except a client account) with respect to which the individual or his/her spouse/domestic partner has investment discretion or Control.

                  (m) "Purchase or sale" of a security or Covered Security includes the writing of an option to purchase or sell a security or Covered Security.

                  (n)      "Security Held or to be Acquired by the Fund" means:
         (i) any Covered Security which, within the most recent 15 days, (A) is or has been held by the Fund or (B) is being or has been considered by the Fund or an Adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in the foregoing clause (i).

3.       Application

                  Certain Access Persons of the Funds are officers, directors or Advisory Persons of an Adviser. The Advisers have their own Codes of Ethics that have also been adopted by the Funds as to these overlapping persons pursuant to

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Rule 17j-1 under the Act. Any Access Person who is subject to an Adviser's Code of Ethics and who complies with such Code shall not be subject to the provisions of this Code.

4. Prohibited Purchases and Sales

                  (a) No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect ownership in a Personal Account and which to his or her actual knowledge at the time of such purchase or sale, is a Security Held or to be Acquired by the Fund. In addition, all Investment Personnel of the Fund must obtain approval from the Fund before directly or indirectly acquiring in any of their Personal Accounts securities in an Initial Public Offering or in a Limited Offering.

                  (b) No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Fund) any information regarding transactions in Covered Securities by the Fund or consideration by the Fund or an Adviser of any such transaction.

                  (c) No Access Person shall recommend any transaction in Covered Securities by the Fund without having disclosed his or her interest, if any, in such

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Covered Securities or the issuer thereof, including without limitation (i) his or her direct or indirect ownership in a Personal Account of any securities of such issuer, (ii) any contemplated transaction by such person in such securities, (iii) any position with such issuer or its affiliates and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such Access Person in such securities or issuer is not material to his or her personal net worth and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by the Fund or on the market for the securities generally, such Access Person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

5.       Exempted Transactions

                  The prohibitions of Section 4 of this Code shall not apply to:

                  (a) Purchases or sales of Covered Securities effected in any account over which the Access Person has no direct or indirect influence or control.

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                  (b)      Purchases or sales of Covered Securities which are
         not eligible for purchase or sale by the Fund.

                  (c) Purchases or sales of Covered Securities which are non-volitional on the part of either the Access Person or the Fund.

                  (d) Purchases of Covered Securities which are part of an automatic dividend reinvestment plan or automatic payroll deduction plan.

                  (e) Purchases of Covered Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

6.       Reporting

                  (a) Every Access Person shall report to the Fund the information described in Section 6(c) of this Code with respect to holdings and transactions (other than personal transactions in securities exempted under Section 5 of this Code) in any security in any Personal Account of the Access Person.

                  (b) A director of the Fund who is not an "affiliated person" of the Fund (other than by virtue of being a director) or of the Advisors within the

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         meaning of Section 2(a)(3) of the Act (i) need not make any Initial
         Holdings Report or Annual Holdings Report (as described in clause (c) below), (ii) is required to report particular transactions in a Quarterly Transaction Report (as described in clause (c) below) and is subject to the prohibition of Section 4(a) only if such director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that, during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or the Adviser considered purchasing or selling the Covered Security, and (iii) is required to report the establishment of a Personal Account in a Quarterly Transaction Report only if it holds a security required to be reported pursuant to foregoing clause (ii).

                  (c) Reports shall be made (x) no later than 10 days after a person becomes an Access Person ("Initial Holdings Report")(1), (y) no later than 10 days after the

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(1)      Existing Access Persons on March 1, 2000 do not have to file Initial
         Holdings Report.

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         end of a calendar quarter ("Quarterly Transaction Report") and (z)
         annually ("Annual Holdings Report"), and shall contain the following information:

                           (i)      in the case of the Initial Holdings Report:
                  (A) the title, number of shares and principal amount of each Covered Security in each Personal Account of the Access Person when the person became an Access Person; (B) the name of each broker, dealer or bank with whom the Access Person maintained such Personal Account as of the date the person become an Access Person; and (C) the date that the report is submitted by the Access Person.

                           (ii)     in the case of a Quarterly Transaction
                  Report: (A) with respect to any transaction during the quarter in a Covered Security in a Personal Account of the Access Person, (1) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved, (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), (3) the

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                  price of the Covered Security at which the transaction was effected, (4) the name of the broker, dealer or bank with or through which the transaction was effected and (5) the date that the report is submitted by the Access Person; and (B) with respect to establishment of any Personal Account by the Access Person, (1) the name of the broker, dealer or bank with whom the Access Person established the account, (2) the date the account was established and (3) the date that the report is submitted by the Access Person.

                           (iii)    in the case of each Annual Holdings Report:
                  (A) the title, number of shares and principal amount of each Covered Security in each Personal Account of the Access Person; (B) the name of each broker, dealer or bank with whom the Access Person maintains such Personal Account; and (C) the date that the report is submitted by the Access Person.

                  (d) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct

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         or indirect beneficial ownership in the security to which the report relates.

7.       Sanctions

                  Upon discovering a violation of this Code, the Board of Directors of the Fund may take such actions or impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.

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